EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8 Nos. 333-215053, 333-208466, 333-192794, 333-185423, 333-178452, 333-171067, 333-164026, 333-130271, 333-121334, and 333-106385; Form S-3 No. 333-201245) of Peregrine Pharmaceuticals, Inc. and in the related Prospectus of our reports dated July 14, 2017, with respect to the consolidated financial statements of Peregrine Pharmaceuticals, Inc., and the effectiveness of internal control over financial reporting of Peregrine Pharmaceuticals, Inc., and to the reference to our firm under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, included in this Annual Report (Form 10-K) of Peregrine Pharmaceuticals, Inc. for the year ended April 30, 2017.

/s/ Ernst & Young LLP

Irvine, California

July 14, 2017